Vanguard Extended Market Index Fund

Supplement to the Prospectus and Summary Prospectus for Institutional Shares and Institutional Plus Shares dated
August 12, 2013

Prospectus and Summary Prospectus Text Changes

The paragraph and table under "Fees and Expenses" are replaced with the following:

Fees and Expenses

The following table describes the fees and expenses you may pay if you buy and hold Institutional Shares or Institutional Plus Shares of the Fund.

Shareholder Fees
(Fees paid directly from your investment)

                                       Institutional  Institutional
                                       Shares         Plus
						      Shares

Sales Charge (Load) Imposed
on Purchases                            None           None
Purchase Fee                            None           None
Sales Charge (Load) Imposed on
Reinvested Dividends                    None           None
Redemption Fee                          None           None

Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

                                                       Institutional
                                       Institutional   Plus
                                       Shares          Shares

Management Fees                        0.05%           0.03%
12b-1 Distribution Fee                 None            None
Other Expenses                         0.03%           0.03%
Total Annual Fund Operating Expenses1  0.08%           0.06%

1 The expense information shown in the table has been restated to reflect the removal of expenses incurred indirectly by the Fund through its investment in business development companies. The Fund's benchmark index no longer includes business development companies.

(over, please)

In the same section, under "Examples," the table illustrating hypothetical expenses is restated as follows:

                             1 Year   3 Years   5 Years   10 Years
Institutional Shares         $8       $26       $45       $103
Institutional Plus Shares    $6       $19       $34       $77

2014 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PSI 864 042014